CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-117318, 333-83308 and 333-103424) of RenaissanceRe Holdings Ltd. and Registration Statement (Form S-3 No. 333-117318-01) of Renaissance Capital Trust II.

(2)	Registration Statement (Form S-8 No. 333-06339) pertaining to the RenaissanceRe Holdings Ltd. Amended and Restated 1993 Stock Incentive Plan and the RenaissanceRe Holdings Ltd. Non-Employee Director Stock Plan.

(3)	Registration Statement (Form S-8 No. 333-119489) pertaining to the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan.

(4)	Registration Statement (Form S-8 No. 333-90758) pertaining to the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan.

(5)	Registration Statement (Form S-8 No. 333-68282) pertaining to the RenaissanceRe Holdings Ltd. Second Amended and Restated 1993 Stock Incentive Plan and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan.

(6)	Registration Statement (Form S-8 No. 333-61015) pertaining to the RenaissanceRe Holdings Amended and Restated Non-Employee Director Stock Plan and the Nobel Insurance Limited Incentive Stock Option Plan.

of our report dated February 28, 2007, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. and Subsidiaries, our report dated February 28, 2007, with respect to RenaissanceRe Holdings Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd., and our report with respect to the financial statement schedules of RenaissanceRe Holdings Ltd. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young

Hamilton, Bermuda
February 28, 2007